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                                   Exhibit 20

                             OFFICER'S CERTIFICATE


     Harry Puglisi, Treasurer of The Money Store Auto Finance Inc. (the "Servicer"), in accordance with Section 4.10 of The Sale and Servicing Agreement (the "Agreement") dated as of November 30, 1996 wherein The Money Store Auto Finance Inc. is the "Servicer" states the following:

          (I) the Servicer has fully complied with the provisions of Articles IV and X;

          (II) the Claims Administrator has fully complied with Section 10.1;

          (III) a review of the activities of the Servicer during 1996 and of its performance under the Agreement has been made under my supervision; and

          (iv) to the best of my knowledge, based on my review, the Servicer has fulfilled all its obligations under the Agreement throughout 1996 and there has been no default in the fulfillment of any such obligation.


                                  THE MONEY STORE AUTO FINANCE INC.


                                  by:  /s/ Harry Puglisi
                                      -----------------------------
                                       Harry Puglisi
                                       Treasurer